As filed with the Securities and Exchange Commission on May 18, 2022
Registration No. 333-169657
Registration No. 333-215818
Registration No. 333-228978

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-169657
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215818
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-228978

ASPENTECH CORPORATION

(formerly Aspen Technology, Inc.)
(Exact name of issuer as specified in its charter)

Delaware	04-2739697
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

20 Crosby Drive
Bedford, Massachusetts	01730
(Address of Principal Executive Offices)	(Zip Code)

2010 Equity Incentive Plan
2016 Omnibus Incentive Plan
2018 Employee Stock Purchase Plan
(Full title of plan)

Antonio J. Pietri
Chief Executive Officer
ASPENTECH CORPORATION
20 Crosby Drive
Bedford, Massachusetts
(781) 221-6400
(Name, address and telephone number of agent for service)

Copy to:
Frederic G. Hammond
Senior Vice President, General Counsel and Secretary
ASPENTECH CORPORATION
20 Crosby Drive
Bedford, Massachusetts
(781) 221-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by AspenTech Corporation (formerly Aspen Technology, Inc.) (“Former AspenTech”) with the Securities and Exchange Commission (the “SEC”):
●          Registration Statement No. 333-169657, filed on September 29, 2010, relating to the 2010 Equity Incentive Plan;
●          Registration Statement No. 333-215818, filed on January 31, 2017, relating to the 2016 Omnibus Incentive Plan; and
●          Registration Statement No. 333-228978, filed on December 21, 2018, relating to the 2018 Employee Stock Purchase Plan.

On May 16, 2022, the closing of the transactions contemplated by the Transaction Agreement and Plan of Merger (the “Transaction Agreement”), dated as of October 10, 2021, as amended, among Former AspenTech, Emerson Electric Co., Emersub CX, Inc. (now Aspen Technology, Inc.) (“New AspenTech”) and certain other parties, occurred, pursuant to which Former AspenTech merged with a wholly owned subsidiary of New AspenTech (the “Merger”).  Pursuant to the Merger, Former AspenTech became a wholly owned subsidiary of New AspenTech.

As a result of the consummation of the transactions contemplated by the Transaction Agreement, Former AspenTech has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by Former AspenTech in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Former AspenTech hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on May 18, 2022.

ASPENTECH CORPORATION
(f/k/a Aspen Technology Inc.)

By:	/s/ Frederic G. Hammond
Name:	Frederic G. Hammond
Title:	Senior Vice President, General Counsel and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.